EXHIBIT 99.1

Hartville Group Signs Exclusive Option Agreement to Acquire a Property Casualty Insurance Company

Wednesday January 28, 2:30 pm ET

NORTH CANTON, Ohio—(BUSINESS WIRE)–Jan. 28, 2004–Hartville Group, Inc. (OTCBB:HTVL – News), one of the leading pet health insurance companies in the United States, announced today that it has signed a Letter Option Agreement to purchase a property and casualty insurance company. This is an exclusive option for Hartville to commence and complete due diligence with respect to a potential transaction involving the purchase of all of the issued and outstanding shares. Hartville Group, Inc. will be filing a Form 8-K Current Report with the Securities and Exchange Commission upon closing the purchase, and will be filing with the Securities and Exchange Commission financial statements of business acquired and pro forma financial information within the required time following Hartville Group, Inc. submission of the Form 8-K Current Report.

Mr. Russell Smith III, Chairman and Chief Executive Officer of Hartville Group, Inc., commented, “I am very pleased that Hartville is in a financial position that allows us to pursue a company that is more than double our present size. We are in the final due diligence review and are encouraged by our initial findings.”

Hartville Group, Inc. is a holding company specializing in niche insurance product lines with limited competition due to specialization, which affords sizeable underwriting returns in insurance lines such as pet health insurance, equine, farm/ranch and animal mortality. The Company, through its pet insurance marketing subsidiary and provider of the Petshealth Care Plans, is one of the leading pet health insurance companies in the United States.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the forward looking matters discussed in this news release are subject to certain risks and uncertainties including, but not limited to, the Company’s liquidity and the ability to obtain financing, the timing of regulatory approvals, as well as other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-QSB filed on November 13, 2003, and any subsequent amendments. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

For more information on the Company’s Petshealth Care Plans for pets, call 1-800-807-6724 or visit www.petshealthplan.com. The site provides educational topics, money saving tips and links to other informative pet web sites. For more information on the Company, visit our corporate web site: www.hartvillegroup.com

Contact:

Hartville Group, Inc.

Russell Smith III, 330-305-1352, ext. 220

or

Summit Financial Partners, LLC

Investor Relations:

Anthony D. Altavilla, 317-218-0204